Exhibit 11.1
                      EARNINGS PER SHARE TABLE



                                              Years Ended September 30,
                                             ---------------------------
                                                  1996          1997
                                             ------------   ------------
         Net Income                           $    7,288     $    8,954

         Weighted average shares outstanding   8,639,498     11,605,706  (1)
                                             ------------   ------------
         Earnings per share                   $     0.84     $     0.77
                                             ============   ============




(1) Includes Common Stock outstanding and Common Stock equivalent stock-options.